EXHIBIT 10

                                                                         #1-6107

          [Bracketed] sections of this Agreement are confidential and have been omitted. They have been filed separately with the Commission.

                            ASSET PURCHASE AGREEMENT

     An ASSET PURCHASE AGREEMENT, made and effective November 10, 1994 ("Effective Date") by and between Sklar Corporation, 889 South Matlack Street, West Chester, Pennsylvania 19382, a Delaware corporation ("Purchaser") and General Medical Manufacturing Company ("GMMC"), a Virginia Corporation, and its parent corporation, General Medical Corporation ("GM"), a Virginia corporation, 8741 Landmark Road, Richmond, Virginia 23228, and their subsidiary and affiliated companies (the "Company").

     This Agreement sets forth the terms and conditions pursuant to which GMMC will sell to the Purchaser, and the Purchaser will purchase from GMMC, certain of the assets ("the Assets") associated with the Herwig Instrument Division of GMMC ("Herwig") and a continuing marketing relationship between Purchaser and the Company.

     In consideration of the mutual promises in this Agreement, and for other good and variable consideration, receipt of which is acknowledged, the parties agree as follows:

     1. Term. The term of this Agreement shall be fifty (50) consecutive months, beginning on the Effective Date and ending on December 31, 1998 (the "Term"). All references to "calendar quarter" mean the three (3) month periods in each year ending on March 31, June 30, September 30, and December 31, except that the first quarter of 1995 shall include December, 1994, purchases for the purposes of Section 3.2.

     2. Purchase and Sale of Assets. At the Closing (as defined below), GMMC shall sell to the Purchaser, and the Purchaser shall purchase from GMMC, the Assets (as listed in Schedule 1) free of any mortgage, lien, charge, security interest, or other incumbrance. GMMC will not sell, and the Purchaser will not purchase from GMMC, the Excluded Assets (as listed in Schedule 2).

          2.1. Liability. Except as expressly provided herein, the Purchaser assumes no liabilities of the Company.

          2.2. The Closing. The Closing shall take place at the offices of the Company on November 22, 1994, at 9:00 a.m., or on such other date and time as may be mutually agreed upon by the parties, but in any event not later than December 15, 1994. The date on which the Closing occurs is referred to hereafter as the "Closing Date." All transactions to be effected at the Closing will be deemed to have been effected at the opening of business on the Closing Date.

     3. Purchase Price. The purchase price for the Assets shall be paid to the Company by the Purchaser in cash and marketing incentives, as follows:

          3.1 Cash. At the Closing, the Purchaser shall pay the gross book value of the Assets described in Schedule 1 (as determined in accordance with standard accounting principles), not to exceed $1,000,000, in cash by transfer of immediately available funds to a bank account designated by the Company, but subject to the purchase price adjustment described in Section 4 below.




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         3.2 Marketing Incentives. After the Closing, the Company shall purchase
         Products, as defined in Section 5 below, from Purchaser and, as part of the consideration for the Assets, shall receive the following marketing incentives, rebates, and fees:

               3.2.1 Rebate on Products. During the Term, the Purchaser shall pay to the Company a quarterly rebate of [ ] Said rebate shall be paid within forty-five (45) days after the close of each calendar quarter, commencing with the calendar quarter ending March 31, 1995. This rebate shall not apply to [ ]

               3.2.2 Western Rebate. During the Term, the Purchaser shall pay to the Company a separate rebate ("Western Rebate") equal to [ ] during each calendar quarter of this Agreement. [ ] Said Western Rebate shall be paid within forty-five (45) days after the close of each calendar quarter.

               3.2.3 Free Goods. As additional consideration, the Purchaser shall provide to the Company for its sales representatives free goods having a retail value of [ ] The free goods shall be made available to the Company's sales representatives within thirty
               (30) days after the Effective Date.

               3.2.4. [ ] Protection. During the Terms of this Agreement, the Purchaser shall use reasonable best efforts to sell Products to the Company at a competitive price, as compared with the competitors of Purchaser for the same or similar Products, that will enable the Company to resell the Products at a minimum [ ]




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               3.2.5 Promotional Fees.  Purchaser shall pay to the Company a fee equal to [ ] net after rebate of the Purchase Price actually paid by the Company for Products during the preceding quarter. This fee shall be used by the Company and the Purchaser to cover the costs of meetings, promotions, awards, and bonuses related to the Products, including the expenses for Purchaser's participation in the Company's National Sales Meeting and market literature, as mutually agreed upon by the parties. The Company shall allocate at least [ ] described in Sections 3.2.1 and 3.2.2 above to the budget of the Marketing Department for promotion of Products.

               3.2.6 Hospital Orders. Purchaser shall use reasonable commercial efforts to refer hospital orders for Products to the Company for sale and distribution; provided, however, that Purchaser may honor the request of a customer for any other specific distributor.

               3.2.7. Sales Support. During the Term, the Purchaser shall support the sales efforts of the Company by employing [ ] sales representatives to service and support the Company's district offices, current hospital sales representatives, and customer service representatives; [ ] customer service representatives specifically to support the district offices and sales representatives of the Company; and [ ] telemarketing sales representatives to work exclusively with the district offices of the Company, subject to the provisions in Section 3.2.6 above. Vacancies shall be filled within a reasonable period of time. The new sales representatives shall be hired not later than June 1, 1995, the additional customer service representatives shall be hired not later than January 15, 1995, and the additional telemarketing sales representatives shall be hired not later than February 15, 1995. The Purchaser shall maintain the positions described in this Section 3.8 for the duration of the Term, except as otherwise mutually agreed upon by the Purchaser and the Company, commensurate with the Company's sales of Products.

     4. Purchase Price Adjustment. The Company acknowledges that the Herwig inventory may contain slow-moving, outdated, obsolete, or excess items. The parties shall use best efforts to sell all of the Herwig inventory acquired by the Purchaser. The Purchaser shall give the Company, upon written request, a report of the Herwig inventory which remains unsold. Any Herwig inventory remaining unsold after two (2) years from the Effective Date ("Excess Inventory") shall be sold, returned to the Company, or otherwise disposes of as the Company shall direct in writing and on or about January 15, 1997, the Company shall pay to the Purchaser, in cash or by bank check, the Purchaser's actual acquisition cost (i.e., the gross book value determined in accordance with Section 3.1) of such Excess Inventory as an adjustment to the purchase price and return the Excess Inventory to the Company.


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     5. Products, Fill Rate, and Delivery.  After the Closing, the Company shall
purchase  from  the  Purchaser,   via  same  day  facsimile,   general  surgical
instruments, including items from the Herwig inventory (the "Products"), in such quantities as the Company shall choose. The Purchaser shall ship Products ordered by the Company and guarantees a Fill Rate of not less than [ ] on all Products listed in Purchaser's current catalog at the time of the order. "Fill Rate" means the arithmetic average of the fill rates for all line items ordered during each month. The fill rate for a line item is the ratio of the total number of said line items actually shipped on the next business day divided by the total number of such line items ordered. The Purchaser shall accept the Company's orders via electronic order entry or in writing. All shipments shall be made by regular United Parcel Service or an equivalent service, except that the Company may request any faster means of shipment, at its sole expense.

               5.1. Terms of Sale. All purchases of Products shall be governed by the terms of sale in Schedule 3.

               5.2. Audit Rights. The Fill Rate shall be determined by the Purchaser's order and shipping records, which the Company shall be permitted to audit to verify the Purchaser's compliance with the Fill Rate guarantee above. The Purchaser shall be granted not less than forty-eight (48) hours advance notice of each audit.

               5.3. Fill Rate Guaranty. If the Fill Rate is less than [ ] in any month, the Company shall receive credit for such unfilled and cancelled orders for the purpose of calculating the rebate described in Sections 3.2 and 3.3 above, as if such unfilled and cancelled orders had actually been purchased by the Company, which shall be the Company's sole remedy for Purchaser's breach of the Fill Rate Guaranty. The Company may cancel any order that remains unfilled [ ] after the date of order.

               5.4. Payment. The terms of payment for Products shall be [ ] or any terms more favorable to the Company that the Purchaser may choose to extend to the Company from time to time.

               5.5. Prospective Electronic Ordering. The Company shall cooperate with Purchaser in utilizing electronic order entry at such time as the Purchaser makes it available.

     6. Business Review. In the first year following the Closing, the parties shall confer quarterly, in person or by telephone, to review their respective performances under this Agreement. In the second through the fourth year following the Closing, the parties shall meet semi-annually to review their respective performances. The parties shall use their reasonable best efforts to resolve any discrepancies in performance and to enhance their respective profit opportunities for the future.

     7. Commitments of the Company. As part of the consideration for this Agreement, the Company agrees to make the following marketing commitment with respect to the Products:


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               7.1. The Company shall  emphasize the Products in  communications
               to  its  sales   representatives   and   encourage   their   sale
               preferentially.

               7.2. The Company shall exclusively promote the Products to its customers.

               7.3. The Company shall feature the Products exclusively at the Company's National Sales Meeting and shall feature the Products exclusively in the Company's product literature.

               7.4. The Company shall invite four (4) representatives of the Purchaser to participate in the Company's National Sales Meeting and at the discretion of the Purchaser to participate in any regularly scheduled Company district sales meeting.

               7.5.[ ]

               7.6. The Company shall not use the Herwig name or logo for any purpose after the Closing Date, except usage incidental to the sales of Herwig items at the Company's district locations or Products.

     8. Quality Assurance. The Company with respect to Herwig inventory in Attachment 1.1 states that to its knowledge, the Herwig inventory meets all requirements of the laws and regulations of the Food and Drug Administration, including the metallurgical requirements for surgical grade stainless steel, if so described or designated in the literature or on the labels or labelling, and agrees to replace or refund the purchase price for any item from the Herwig inventory that is deemed to be adulterated or misbranded by the Food and Drug Administration or subject to any recall, seizure, or injunction. The Purchaser with respect to the Products to be furnished under the terms of this Agreement states that to the knowledge of the Purchaser all said Products (except for the items from the Herwig inventory) shall meet all requirements of the laws and regulations of the Food and Drug Administration, including the metallurgical requirements for surgical grade stainless steel, if so described or designated in the literature or on the labels or labelling, and agrees to replace or refund the purchase price for any such item that is deemed to be adulterated or misbranded by the Food and Drug Administration or subject to any recall, seizure, or injunction. Upon written request, the Purchaser shall provide the Company with metallurgical certification for the manufacturer or vendor for any lot or shipment of Products. The rebates in Sections 3.2.1 and 3.2.2 shall not apply to Products for which a refund is paid.


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               8.1. Quality Audit. The Company (or its agent or  representative)
               may conduct a quality audit or Purchaser's quality and purchasing procedures from receipt of Products or materials for Products to sale of Products to the Company. The Company shall give Purchaser at least seventy-two (72) hours notice of any audit, and shall not conduct more than one (1) audit per calendar quarter.

     9. Repair Services. Purchaser shall make available its in-house repair services to the Company, generally featuring a turnaround time of forty-eight
(48) hours or less to refurbish or repair all Products made available for sale by the Purchaser and any other medical-surgical instruments serviced by the Purchaser, including laser and electro-surgery instruments sold to customers by other distributors or manufacturers. The prices for repair services will be quoted to the Company at time of order and shall not exceed the prices generally charged by the Purchaser to its preferred customers.

     10. Bids. To address the needs of customer bids of [ ] or more in the aggregate, at the request of the Company, the Purchaser may provide special pricing to the Company, lower than the prices quoted in the Purchaser's standard price list, said prices to be dependent upon the terms and circumstances of the bid, including, but not limited to, the projected volume, the opposing bidders, and the prevailing market conditions for instruments of the type being bid. The Purchaser's special pricing for each hospital bid shall be designated as a special rebate contract with net pricing for that specific customer, and the rebates described in this Agreement shall not apply to any of the purchases under said special rebate contract.

     11. Transition. The Purchaser shall remove all of the Assets from the Company's facility in Richmond, Virginia within a reasonable period of time following the Closing, but in any event not later than fifteen (15) days after the Closing Date. From the Effective Date through the Closing Date, the Company will cooperate with the Purchaser by assisting the Purchaser in completing its due diligence review of the Assets, making available to the Purchaser and its financial institutions, attorneys, accountants, and advisors any other information pertaining to the Assets reasonably required in connection herewith, working with existing management to formulate business and operating plans and to develop and implement a plan for transition of the Assets. The Company shall provide the services of the Herwig General Manger, Jerry Scheib, or another knowledgeable executive to assist the Purchaser with the transition of the Assets through January 1, 1995, with the Purchaser to pay all related expenses (excluding salary and benefits) and travel requested by Purchaser.


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     12.  Representation  and  Warranties.  The Company and the  Purchaser  each represents and warrants to the other that it is a corporation duly organized, validly existing, and in good standing under the laws of its respective State of Incorporation and has all requisite corporate power and authority to enter into this Agreement and the assignment of contracts, intellectual property, and any other documents related to or part of the Assets ("Related Documents") as listed in Schedule 1 and to consummate the transaction and carry out the obligations of the parties hereunder and thereunder. The execution and delivery of this Agreement and the Related Documents and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by the Board of Directors of each party. No other corporate acts or proceedings on the part of either party are necessary to authorize this Agreement, the Related Documents, or the consummation of the transactions contemplated herein and therein. When duly executed and delivered by the parties, this Agreement and the Related Documents will constitute valid and binding obligations of each party and will be enforceable against the respective party in accordance with the terms of said documents.

               12.1.  Agreements.   Any  and  all  contracts,   agreements,  and
               commitments listed in Schedule 1 shall be assigned to the Purchaser to the extent permitted by the terms of said contracts, agreements, and commitments. The Company is not aware of any breach of said contracts, agreements, or commitments that would cause the Purchaser to incur liability therefor.

     13. Litigation. There are no judicial, administrative, or arbitration actions, suits, proceedings, claims, or investigations pending or, to the knowledge of the Company, threatened against the Company affecting any of the Assets nor is the Company aware of any grounds therefor.

     14. Third Party Consents and Governmental Approval.  Except as set forth in
Schedule 5, no consent or approval of any third party or of any court or governmental agency or instrumentality is required for the Purchaser or the Company to execute and delivery this Agreement and the Related Documents or to consummate the transactions contemplated herein or therein.

     15. Purchaser's Investigation. As of the Closing date, the Purchaser has completed its due diligence investigation of the Assets and has been granted access to the books, records, and financial statements of the Company insofar as they pertain to the Assets and has had the opportunity to question or receive answers from representatives of the Company with regard to the Assets. Purchaser is satisfied with the quantity, quality, and condition of the Assets, as signified by Purchaser's execution of this Agreement.

     16. No Brokers or Finders. Neither the Company nor the Purchaser has retained a broker to assist either party in consummating the transaction described in this Agreement. No person has or will have, as the result of the transactions contemplated by this Agreement and the Related Documents, any right, interest, or valid claim against or upon the Company or the Purchaser for any commission, fee, or other compensation as a finder or broker because of any act or omission of the Purchaser or any agent of the Purchaser.


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     17. Disclosure.  No representation or warranty made by the Purchaser or the
Company in this Agreement contains any untrue statement or fails to state a material fact necessary to make the statements contained herein not misleading. From the Effective Date through the Closing Date, each party shall give promptly to the other notice in writing of any event, condition, or circumstances which would cause any representation or warranty of the party contained in this Agreement to become misleading or inaccurate or which would constitute a breach of this Agreement.

     18.  Conduct of Herwig.  From the  Effective  Date until the  Closing,  the
Company will carry on the business of Herwig in the ordinary course in substantially the same manner in which it previously has been conducted and use reasonable efforts to preserve its relationships with customers, suppliers, and others having business dealings with Herwig; maintain the Company's books of account and records with respect to the Assets and the business of Herwig in a customary manner, consistent with past practices; and notify the Purchaser of any emergency or material change in the normal conduct of the business or the operations of Herwig or the threat or initiation of any material litigation against the Company which relates to the Assets or the business of Herwig. In addition, from the Effective Date until the Closing, without the written consent of the Purchaser, the Company shall not sell, dispose of, transfer, mortgage, pledge, or otherwise encumber any of the Assets or amend or cancel any of the contracts to be assigned. The Purchaser understands that the Assets are presently subject to a lien granted by the Company's bank lenders, which liens will be released at the Closing.

     19. Indemnity.

               19.1. Indemnity by the Company. The Company shall indemnify, defend, and hold harmless the Purchaser and the Purchaser's directors, officers, agents, and affiliates from and against any claim, demand, cause of action, judgment, loss, liability, cost, or other expense whatsoever, including, without limitation, reasonable expenses of litigation and investigation and reasonable fees and costs of attorneys, accountants, and other professionals incurred in the defense thereof or the enforcement of rights hereunder incurred by the Purchaser as a result of any breach of any material representation, warranty, covenant, or agreement of the Company contained in this Agreement. In addition, the Company shall indemnify, defend, and hold the Purchaser harmless from and against any product liability claim or lawsuit based on or arising out of the sale of any product of Herwig sold by Herwig or the Company on or before the Closing Date.


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               19.2. Indemnity by the Purchaser.  The Purchaser shall indemnify,
               defend,   and  hold   harmless  the  Company  and  the  Company's
               directors, officers, agents, and affiliates harmless from and against any claim, demand, cause of action, judgment, loss, liability, cost, or other expense whatsoever, including, without limitation, reasonable expenses of litigation and investigation and reasonable fees and costs of attorneys, accountants, and other professionals incurred in the defense thereof or the enforcement of rights hereunder incurred by the Company as a result of any breach of any material representation, warranty, covenant, or agreement of the Purchaser contained in this Agreement. Purchaser also provides the Products indemnity in
               Schedule 3.

               19.3. Defense and Settlement of Claims. If any person entitled to indemnification hereunder is threatened in writing with any claim or lawsuit by any third party, the indemnified party shall give written notice thereof as promptly as reasonably practicable to the party required to provide indemnification ("the Indemnifying Party") and the Indemnifying Party shall assume the defense of such claim or lawsuit. The Indemnifying Party shall not make any settlement of such claim or lawsuit without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

     20. Termination. This Agreement may be terminated prior to the Closing Date by mutual agreement of the parties; by the Company by notice to the Purchaser if the Closing shall not have taken place on or before December 15, 1994; by either party if there has been a breach by the other party of any representation, warranty, covenant, or agreement contained herein or if any condition contained in this Agreement which must be met prior to the Closing becomes impossible to fulfill; or if either party is unable to obtain any consent, authorization, or approval of a third party necessary to consummate this Agreement. If this Agreement is terminated, it shall become wholly void and of no further force and effect.

     21. Expenses. Each of the parties shall bear its own expenses incident to this Agreement and the transactions contemplated hereby, including without limitation, all fees and disbursements of counsel, accountants, and financial advisors retained by such party, whether or not the transactions contemplated in this Agreement are consummated.

     22. Confidentiality/Publicity. It is intended by the parties that this transaction and this Purchase Agreement shall be confidential and not disclosed publicly until the Closing, except for any notices to financial institutions, legal advisors, or governmental agencies required by law or necessary to the consummation of this transaction; provided, however, that either party shall be free to make such notices as are required by law with respect to the transactions contemplated in this Agreement. At the Closing, the parties shall issue the joint press release attached as Schedule 6. Thereafter, the respective obligations of the parties under this provision of confidentiality shall lapse and be of no further effect.

     23. Miscellaneous. The following miscellaneous provisions may apply to this
Agreement:



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               23.1.   Counterparts.    This   Agreement   shall   be   executed
               simultaneously in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute and be the same instrument.

               23.2. Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable by a court of law in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction and without rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

               23.3. Governing Law. This Agreement shall be deemed to be made in the Commonwealth of Virginia and shall in all respects be interpreted, construed, and governed by and in accordance with the laws of the Commonwealth of Virginia without any presumption or construction against the party causing the Agreement to be drafted.

               23.4.  Headings.  The headings and  subheadings  are inserted for
               convenience   of   reference   only  and  shall  not  affect  the
               interpretation of this Agreement.

               23.5. Amendment. This Agreement may be amended only in writing, signed by all of the parties.

               23.6. No Waiver. The failure of either party to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of the right of such party hereafter to enforce each and every provision of this Agreement.

               23.7.  Independent  Contractors.   The  parties  are  independent
               contractors, and neither party shall act or attempt to act, or represent itself as, an agent of the other party.

               23.8. Successors and Assign. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the respective successors and assigns of the parties.

               23.9. Notices. Any notice due under this Agreement, including any notice of termination, shall be in writing and delivered by certified mail, return receipt requested, and mailed to each party at its address above, addressed to "Chief Executive Officer," with a copy to the General Counsel.

               23.10 Authorization. This Agreement is executed by an officer of each party duly authorized by its Board of Directors to enter into the obligations and commitments set forth in this Agreement. This Agreement represents a valid and binding Agreement of each party.


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               23.11. Assignment.  Either party may assign this Agreement in its entirety only with the written consent of the other party, which consent shall not be unreasonably withheld. A party's proposed assignment of this Agreement to a competitor of the other party is understood to be inherently unreasonable.

     24. Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter of this Agreement, all prior agreements, proposals, or understandings being merged into this Agreement or cancelled.

     IN WITNESS WHEREOF, the parties have signed and dated this Agreement in the spaces below.

GENERAL MEDICAL CORPORATION                       SKLAR CORPORATION
      ("Company")                                   ("Purchaser")

/s/ Donald B. Garber                              /s/ Don Taylor
----------------------------                      -------------------------
Donald B. Garber                                  Don Taylor
Senior Vice President and                         President
Chief Financial Officer

Date: 11/10/94                                    Date: Nov. 10, 1994